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Pacific Sunwear of California, Inc.

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Pacific Sunwear of California, Inc. issued the following press release on February 17. 2009.

Investor Contact:	Media Contact:
Gar Jackson	Wendi Kopsick
Vice President Investor Relations	Kekst & Company
Pacific Sunwear of California, Inc.	(212) 521-4867
(714) 414-4049
FOR IMMEDIATE RELEASE
Pacific Sunwear of California Responds to Latest Public Communications by Adrenalina
•	Board of Directors Reaffirms Support for Company’s Leadership and Strategic Program Underway to Build Value for PacSun Shareholders

•	Criticizes Adrenalina Proxy Contest in Attempted Pursuit of Merger; Commits to Protect Shareholder Interests
ANAHEIM, CA/February 17, 2009 -— Pacific Sunwear of California, Inc. (NASDAQ: PSUN), responded today to the February 12, 2009 letter and related press releases issued by Adrenalina (OTCBB:AENA), a retail-entertainment company currently operating three stores in Florida.
Pacific Sunwear’s response, from Lead Independent Director Peter Starrett, is included below.
February 17, 2009
Mr. Ilia Lekach
Chairman and Chief Executive Officer
Adrenalina
20855 NE 16th Avenue, Suite #C16
North Miami Beach, Florida 33179
Dear Mr. Lekach:
As the Lead Independent Director on Pacific Sunwear’s Board of Directors, and on behalf of the Board, I am responding to your latest letter dated February 12, 2009 and related press releases.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

First and foremost, you should know that the Board fully supports Chairman and CEO Sally Frame Kasaks and the strategic program that is underway to build value for PacSun shareholders. The Company, under Ms. Kasaks’ leadership, has taken prudent and decisive actions designed to strengthen its business and to improve long-term performance. Selected actions include:
•	Refocusing on our core PacSun concept and taking steps to revitalize the brand’s merchandising and marketing programs;

•	Eliminating underperforming stores, facilities and non-core businesses demo and One Thousand Steps;

•	Consolidating our distribution network to enhance efficiency and lower costs; and

•	Implementing a series of actions to better position the Company in the current environment, including reducing inventory levels significantly, cutting SG&A expense, and managing the balance sheet with a focus on enhancing liquidity and preserving financial flexibility.
We firmly believe that these actions will enhance PacSun’s ability to weather the extraordinary challenges currently confronting the retail industry and to improve profitability. In contrast, your “platform” for enhancing shareholder value, as reflected in your public statements, centers on a merger of PacSun with Adrenalina, a company that currently operates three stores and has reported substantial operating losses, and for which its own independent auditors have raised questions about its ability to continue as a “going concern.” While we can understand how you and other Adrenalina shareholders may benefit from a combination with PacSun, we do not believe that such a merger would in any way be in the best interests of PacSun’s shareholders. Based on our regular dialogue with shareholders and vendors, we also strongly dispute your public contentions that your unspecified “plan” has the support of either our largest shareholders or “pillars” of the surf or skate apparel industry.
That said, we are receptive to ideas from shareholders for strengthening our business and enhancing our operating results. In your capacity as a shareholder, Ms. Kasaks has previously invited you to communicate all such ideas directly to her, with the understanding that we are not interested in a business combination with Adrenalina. In response to her invitation, you sent a single communication on January 11, 2009 to which Ms. Kasaks promptly responded. We have enclosed a copy of this correspondence for your reference. While we cannot reconcile our invitation to communicate directly with the Company’s CEO and your single submission with the outrage that you express in your letter of last week, we again encourage you to share your ideas for PacSun with us. If you have any such new ideas, please contact me through the Company to describe them. If they have potential merit, I would be pleased to meet with you to discuss them further.
Your decision to initiate a proxy contest is unfortunate, as it’s in shareholders’ best interests for the Company to dedicate its financial, management and other resources exclusively to the important task of operating our business. It’s also clear to the Board that PacSun shareholders will not be well served by a proxy contest pursued by you in furtherance of your stated desire (as
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

most recently confirmed in a February 12 Reuters report and in your February 13 press release) to combine PacSun and Adrenalina and install yourself as CEO. But make no mistake, if that is the course you wish to pursue, we will do all that is necessary to protect shareholders.
Sincerely,
Peter Starrett
Lead Director
Pacific Sunwear of California, Inc.
Enclosures
cc: Board of Directors, Pacific Sunwear of California, Inc.
Sally Frame Kasaks’ January 21, 2009 response to Ilia Lekach’s January 11, 2009 e-mail message is included below.
January 21, 2009
Mr. Ilia Lekach
Chairman and Chief Executive Officer
Adrenalina
20855 NE 16th Avenue, Suite #C16
North Miami Beach, Florida 33179
Dear Ilia:
Thank you for your e-mail message of January 11, 2009, expressing your interest in discussing a possible youth-centric line to be designed for Pacific Sunwear by Christian Audigier. We are, of course, already familiar with Mr. Audigier and his brands.
At this time, PacSun remains focused on other product design and marketing initiatives. However, should we wish to develop a relationship with Mr. Audigier in the future, we will be sure to contact him or his representatives.
Thank you again for your suggestion.
Sincerely,
Sally Frame Kasaks
Chairman and Chief Executive Officer
cc: Board of Directors, Pacific Sunwear of California, Inc.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

E-mail from Ilia Lekach to Sally Frame Kasaks dated January 11, 2009:
[E-mail addresses and phone numbers omitted]
Dear Sally,
Thank you for welcoming Adrenalina as a share holder [sic] and letting me offer opinions, which I firmly believe are for the betterment of your company. As a result of the creation of the Ed Hardy perfume, I am in contact with Christian Audigier. As I’m sure you’re familiar, Christian is currently one of the most recognizable and sought after designers. The first idea I’d like to discuss with you, in person, is making a youth-centric line designed exclusively for Pacific Sunwear by Christian Audigier. This will incentivize shoppers to come into the store, and will be very attractive to Wall Street.
Please contact me via email or my cell phone at your earliest convenience to discuss this further.
Best,
Ilia Lekach
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of January 31, 2009, the Company operated 806 PacSun stores and 126 PacSun Outlet stores for a total of 932 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the expected impact of actions the Company has undertaken as part of its strategic program to strengthen its business and improve long-term performance and profitability. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

those expressed in such forward-looking statements. Uncertainties that could adversely affect our business and results include, among others, the following factors: additional adverse changes in economic conditions generally; additional adverse changes in consumer spending; changes in consumer demands and preferences; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations, renovations or expansions; reliance on foreign sources of production; potential uncertainties arising in connection with the announced intention by a shareholder to nominate four (4) director candidates for election to our Board of Directors and the unanticipated costs and expenses associated with any resulting proxy contest; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Annual Report on Form 10-K for the year ended February 2, 2008 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
Important Additional Information
The Company will be filing a proxy statement with the SEC in connection with the solicitation of proxies for its 2009 annual meeting of shareholders. Shareholders are urged to read the Company’s 2009 proxy statement when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the Company’s 2009 proxy statement and the Company’s other proxy materials relating to the 2009 annual meeting of shareholders at the SEC’s website at www.sec.gov or under “SEC Filings” in the Investor Relations section of the Company’s website at www.pacsun.com. Shareholders will also be able to obtain a free copy of the Company’s proxy statement and other proxy materials for the 2009 annual meeting of shareholders by writing to Pacific Sunwear of California, Inc., Attn: Investor Relations, 3450 East Miraloma Avenue, Anaheim, California 92806.
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with its 2009 annual meeting of shareholders. Information concerning the interests of participants in the solicitation of proxies will be included in the proxy statement for the Company’s 2009 annual meeting of shareholders when it becomes available.
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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000